UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
HYPERION SOLUTIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	77-027772 (I.R.S. Employer Identification No.)

5450 Great America Parkway Santa Clara, California (Address of principal executive offices)	95054 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Preferred Stock Purchase Rights

(Title of Class)
NASDAQ Global Select Market

(Exchange)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 000-26934 (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None.

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 1. Description of Registrant’s Securities to be Registered.
ITEM 2. Exhibits.
SIGNATURE
INDEX TO EXHIBITS
EXHIBIT 4.3

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on June 17, 1998, as amended on December 19, 2005 (the “Form 8-A”).
ITEM 1. Description of Registrant’s Securities to be Registered.
     On June 15, 1998, the Board of Directors (the “Board”) of Hyperion Solutions Corporation (f/k/a Arbor Software Corporation) (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.001 per share (the “Common Shares”) outstanding on July 3, 1998 (the “Record Date”) to the stockholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement (as amended, the “Rights Agreement”), dated as of June 15, 1998, between the Company and Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A., f/k/a BankBoston, N.A), as Rights Agent, as amended. Capitalized terms used and not defined herein have the meanings given to them in the Rights Agreement.
     On February 28, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Oracle Corporation, a Delaware corporation (“Parent”), and Hotrod Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), providing for, among other things, the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.
     On February 28, 2007, prior to the execution of the Merger Agreement, the Board approved the Second Amendment (the “Amendment”) to the Rights Agreement. The Amendment, among other things, effected the following changes:
(1) rendered the Company Rights inapplicable to the Merger, the Merger Agreement, the Tender and Support Agreement and the transactions contemplated thereby; and
(2) provided that neither Parent, Merger Subsidiary nor any of their affiliates will become an “Acquiring Person” (as such term is defined in the Rights Agreement), none of a “Shares Acquisition Date,” a “Distribution Date,” or a “Section 11(a)(ii) Trigger Date” (each as defined in the Rights Agreement) shall occur, and the Rights will not separate from the shares of Company common stock, in each case, by reason of the approval or execution of the Merger Agreement, the announcement or consummation of the Merger, the Merger Agreement, the Tender and Support Agreement or the transactions contemplated thereby.
     The Amendment also provides that the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.3 hereto and is incorporated herein by reference.
     As of the close of business on February 27, 2007, there were 59,107,417 shares of the Company’s common stock issued and outstanding.

ITEM 2. Exhibits.

EXHIBIT NUMBER	DESCRIPTION

4.1	Rights Agreement dated as of June 15, 1998 between the Company and Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A., f/k/a BankBoston, N.A.), as Rights Agent, which includes the form of Certificate of Designation of the Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A (File No. 000-26934), filed on June 17, 1998).*

4.2	Certificate of Adjustment, dated December 19, 2005, filed by the Company with Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A., f/k/a BankBoston, N.A.), as Rights Agent (incorporated by reference to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 000-26934), filed on December 19, 2005).*

4.3	Second Amendment to Rights Agreement, dated as of February 28, 2007, by and between Hyperion Solutions Corporation and Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A., f/k/a BankBoston, N.A.), as Rights Agent.**

* Previously filed.

** Filed herewith

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERION SOLUTIONS CORPORATION
By:	/s/ Godfrey R. Sullivan

Name: Godfrey R. Sullivan
Title: President and Chief Executive Officer
March 1, 2007

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

4.1	Rights Agreement dated as of June 15, 1998 between the Company and Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A., f/k/a BankBoston, N.A.), as Rights Agent, which includes the form of Certificate of Designation of the Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to purchaser Preferred Stock as Exhibit C (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A (File No. 000-26934), filed on June 17, 1998). *

4.2	Certificate of Adjustment, dated December 19, 2005, filed by the Company with Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A., f/k/a BankBoston, N.A.), as Rights Agent (incorporated by reference to the Company’s Amendment No. 1 to the Regsitration Statement on Form 8-A (File No. 000-26934), filed on December 19, 2005). *

4.3	Second Amendment to Rights Agreement, dated as of February 28, 2007, by and between Hyperion Solutions Corporation and Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A., f/k/a BankBoston, N.A.), as Rights Agent.**

* Previously filed.

** Filed herewith

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